UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 21, 2010

CHINA GREEN AGRICULTURE, INC.
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 (Exact name of Registrant as specified in charter)

Nevada	000-18606	36-3526027
(State or other jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

3rd Floor, Borough A, Block A.
No.181 South Taibai Road
Xi’an, Shaanxi Province
                    People’s Republic of China 710065
      (Address of principal executive offices)   (Zip Code)

Registrant's telephone number, including area code: (011)-86-29-88266368

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR230.425)

☐	Soliciting material pursuant to Rule14a-12 under the Exchange Act (17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 5.02.          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 21, 2010, China Green Agriculture, Inc. (“we”) entered into an employment agreement (the “Employment Agreement”), effective as of May 11, 2010, with Mr. Ken Ren, our chief financial officer.  Pursuant to the terms of the Employment Agreement, Mr. Ren agreed to serve as our chief financial officer for a term of one year at an annual salary of $120,000.  Mr. Ren is eligible for a yearly bonus at the discretion of our board of directors.  The Employment Agreement will be automatically extended for additional one-year terms unless either party provides written notice of termination sixty (60) days prior to the end of the prior term.  Either party may terminate the Employment Agreement upon thirty (30) days written notice, or, at our discretion, we may terminate the Employment Agreement immediately and substitute thirty (30) days salary in lieu of written notice.  In the event of a breach of the Employment Agreement by Mr. Ren, or in the event Mr. Ren is terminated for “cause” (as defined therein), the Employment Agreement may be terminated immediately without notice and without further payments.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement which is attached as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01.          Financial Statements and Exhibits.

(d)	Exhibits.

The following is filed as exhibits to this report:

Exhibit No.	Description
10.1	Employment Agreement, dated as of May 11, 2010, between China Green Agriculture, Inc. and Mr. Ken Ren.

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 24, 2010	CHINA GREEN AGRICULTURE, INC.
(Registrant)

	By:	/s/ Tao Li
Tao Li
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement, dated as of May 11, 2010, between China Green Agriculture, Inc. and Mr. Ken Ren.